Exhibit 99.1

Name and Addresses of Additional Reporting Persons:

Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”)

Paseo de las Palmas No. 736

Colonia Lomas de Chapultepec
C.P. 11000 Ciudad de México, México

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736

Colonia Lomas de Chapultepec

11000 Ciudad de México, México

Derivative Securities:

On December 15, 2017, each of Inversora Carso, S.A. de C.V., f/k/a Inmobiliaria Carso, S.A. de C.V. (“Inversora”), its wholly-owned subsidiary Control Empresarial de Capitales, S.A. de C.V. (“CEC”) and Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (“Inbursa” and collectively with Inversora and CEC, the “Shareholders”) entered into separate forward purchase agreements (each, a “Contract”) with 2017 Mandatory Exchangeable Trust (the “Trust”), an unaffiliated third party buyer. The Contracts obligate (i) Inversora to deliver up to 6,915,675 shares of Class A Common Stock, par value $0.10 per share of The New York Times Company (“Class A Common Shares”), (ii) CEC to deliver up to 1,331,500 Class A Common Shares and (iii) Inbursa to deliver up to 7,950,000 Class A Common Shares, in each case to the Trust on or shortly after December 1, 2020. In exchange for the Class A Common Shares deliverable under its respective Contract, (i) Inversora received a cash payment of $101,948,746.22, (ii) CEC received a cash payment of $19,628,562.01 and (iii) Inbursa received a cash payment of $117,196,446.10 on December 15, 2017. Each Shareholder has pledged the maximum number of Class A Common Shares deliverable under its Contract to secure its obligations under its Contract. Absent an event of default under its Contract, each Shareholder will retain voting rights in the Class A Common Shares pledged by it. It will also retain the right to receive certain dividends.

On December 15, 2017, the Trust issued 2,875,000 mandatory exchangeable trust securities (the “Trust Securities”). The Trust agreed to exchange each Trust Security for a pro rata portion of the Class A Common Shares or other property it receives from the Shareholders under the Contracts.

The aggregate number of Class A Common Shares deliverable under the Contracts will be equal to the number of Trust Securities outstanding multiplied by a conversion rate. That conversion rate will be between 4.6948 and 5.6338 and will be determined by reference to the volume-weighted average trading price of the Class A Common Shares during the 40-trading day observation period ending shortly before or shortly after December 1, 2020 (the “Daily VWAP”). The conversion rate will be determined as follows: (a) if the Daily VWAP is greater than the “Threshold Appreciation Price,” the conversion rate will equal 4.6948; (b) if the Daily VWAP is equal to or less than the Threshold Appreciation Price but greater than or equal to the “Initial Price”, the conversion rate will be between 4.6948 and 5.6338, determined by dividing $100.00 by the applicable market value of the Class A Common Shares; and (c) if the Daily VWAP is less than the Initial Price, the conversion rate will be 5.6338. The Initial Price, which was the last reported sales price of the Class A Common Shares on the New York Stock Exchange as of December 7, 2017, is $17.75 (the “Initial Price”). The Threshold Appreciation Price, which is approximately 120% of the Initial Price, is $21.30.

Inversora is required to deliver 42.70%, CEC is required to deliver 8.22% and Inbursa is required to deliver 49.08% of the aggregate number of Class A Common Shares deliverable under the Contracts. Following the settlement of the Contracts, the Shareholders will own no fewer than approximately 11,084,325 Class A Common Shares and no more than approximately 13,783,950 Class A Common Shares. The number of Class A Common Shares required to be delivered to the Trust under the Contracts, as well as the timing of delivery and the property required to be delivered are subject to adjustment upon the occurrence of certain events. Following the settlement of the Contracts, the Slim Family would beneficially own no less than approximately 6.87% of the issued and outstanding Class A Common Shares and no more than approximately 8.54% of the 161,394,059 issued and outstanding Class A Common Shares, as reported on the Form 10-Q filed by the Issuer with the SEC on November 1, 2017.

Explanation of Responses:

Beneficial Ownership of Inversora

As of the date of this filing, Inversora beneficially owns 19,331,500 shares of Class A Common Shares, of which (i) 6,915,675 Class A Common Shares were pledged to the Trust by Inversora on December 15, 2017 and (ii) 1,331,500 Class A Common Shares were pledged to the Trust by Inversora’s wholly-owned subsidiary CEC on December 15, 2017. Inversora retains voting rights in the pledged Class A Common Shares and now shares dispositive power with U.S. Bank National Association (“U.S. Bank”) as collateral agent for the benefit of the Trust.

Class A Common Shares reported as beneficially owned by Inversora include Class A Common Shares owned by CEC. Because the members of the Slim Family are beneficiaries of a Mexican trust (the “Slim Family Trust”) which in turn owns substantially all of the issued and outstanding voting securities of Inversora, each member of the Slim Family may be deemed to have indirect beneficial ownership of the 19,331,500 Class A Common Shares beneficially owned directly and indirectly by Inversora.

Beneficial Ownership of GFI

As of the date of this filing, Inbursa beneficially owns 7,950,000 shares of Class A Common Shares, of which all 7,950,000 shares were pledged to the Trust by Inbursa on December 15, 2017. Inbursa retains voting rights in the pledged Class A Common Shares and now shares dispositive power with U.S. Bank as collateral agent for the benefit of the Trust.

As the parent company of Inbursa, GFI owns 7,950,000 Class A Common Shares. As detailed in Amendment No. 4 to the Schedule 13G filed by the members of the Slim Family with the U.S. Securities and Exchange Commission (the “SEC”) on February 16, 2016 in respect of their ownership of Class A Common Shares, the Slim Family Trust also owns a majority of the outstanding voting equity securities of GFI. Because the Slim Family Trust owns a majority of the outstanding voting equity securities of GFI, each member of the Slim Family may be deemed to beneficially own indirectly the 7,950,000 Class A Common Shares beneficially owned by GFI.

Summary of Class A Common Shares that may be deemed to be Beneficially Owned by each Member of the Slim Family

Following the sales described in this filing and for the reasons described above, as of December 15, 2017, 27,281,500 Class A Common Shares may be deemed to be beneficially owned by each member of the Slim Family. As of December 15, 2017, 27,281,500 Class A Common Shares would constitute approximately 16.9% of the 161,394,059 issued and outstanding Class A Common Shares, as reported on the Form 10-Q filed by the Issuer with the SEC on November 1, 2017.

Following the settlement of the Contracts, the Slim Family will beneficially own a total of no fewer than approximately 11,084,325 Class A Common Shares and no more than approximately 13,783,950 Class A Common Shares. Based on the 161,394,059 issued and outstanding Class A Common Shares, as reported on the Form 10-Q filed by the Issuer with the SEC on November 1, 2017, the Slim Family would beneficially own no less than approximately 6.87% of the issued and outstanding Class A Common Shares and no more than approximately 8.54% of the issued and outstanding Class A Common Shares following the settlement of the Contracts.

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By: /s/ Javier Foncerrada
Javier Foncerrada
Marco Antonio Slim Domit	Attorney-in-Fact
December 19, 2017
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

INVERSORA CARSO, S.A. DE C.V.

By: Javier Foncerrada
Title: Attorney-in-Fact

GRUPO FINANCIERO INBURSA, S.A.B. DE C.V.

By: Javier Foncerrada
Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family, Inversora and GFI, which are filed as exhibits to the Schedule 13G filed by the Slim Family and Inversora with the SEC on February 14, 2014 in respect of their ownership in equity shares of YPF Sociedad Anónima and the Joint Filing Agreement among the Slim Family and Inversora, filed by the Slim Family and Inversora with the SEC on September 10, 2008 as an exhibit to the initial Schedule 13G in respect of their ownership of the New York Times Company, which are hereby incorporated herein by reference.